Filed pursuant to Rule 424(b)(3)
                                               Registration No. 333-93901

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED March 30, 2000)


                              The LTV Corporation


1,600,000 shares of
8 1/4% Series A Cumulative Convertible Preferred Stock convertible into Common Stock of The LTV Corporation

                            -----------------------

     We issued and sold 1,600,000 shares of 8 1/4% Series A Cumulative Convertible Preferred Stock convertible into common stock in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. We filed a registration statement, and printed a prospectus dated March 30, 2000, in order to afford the holders of the preferred stock the opportunity to resell their securities in public transactions registered with the Securities and Exchange Commission.

     On pages 48 through 50 of the prospectus, there is a table that identifies each stockholder selling preferred stock in connection with the prospectus and the respective number of preferred stock owned by each selling stockholder that may be offered pursuant to the prospectus.

     This prospectus supplement, which provides supplemental information to that prospectus, adds the following additional information to that table:

     Deutsche Bank Securities Inc. is added as a selling stockholder that owns 256,500 preferred stock.

     None of the selling stockholders has, or within the past three years has had, a material relationship with The LTV Corporation.

The date of this prospectus supplement is May 26, 2000